As filed with the Securities and Exchange Commission on December 15, 2025

Registration No. 333-201176

Registration No. 333-224682

Registration No. 333-271295

Registration No. 333-271296

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-201176

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-224682

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-271295

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-271296

UNDER

THE SECURITIES ACT OF 1933

CARISMA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2025616
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Carisma Therapeutics Inc.

3675 Market Street, Suite 401

Philadelphia, PA 19104

(267) 491-6422

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Steven Kelly

Interim Chief Executive Officer

Carisma Therapeutics Inc.

3675 Market Street, Suite 401

Philadelphia, PA 19104

Telephone: (267) 491-6422

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Brian A. Johnson

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Telephone: (212) 230-8800

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Carisma Therapeutics Inc., a Delaware corporation (previously named Eleven Biotherapeutics, Inc. and Sesen Bio, Inc., the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement on Form S-1 (File No. 333-201176), registering 130,777 shares of Registrant’s common stock, par value $0.001 per share (“Common Stock”), originally filed with the SEC on December 19, 2014 and declared effective by the SEC on December 31, 2014, and as amended by Post-Effective Amendment No. 1 to Form S-1 on Form S-3, originally filed with the SEC on March 6, 2015, and declared effective by the SEC on March 16, 2015;

2.	Registration Statement on Form S-3 (File No. 333-224682), registering 398,407 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock, originally filed with the SEC on May 4, 2018, and declared effective by the SEC on May 11, 2018;

3.	Registration Statement on Form S-3 (File No. 333-271295), registering the offering, issuance and sale by the Registrant of up to $300,000,000 of the Registrant’s debt securities, Common Stock, preferred stock, depositary shares, subscription rights, warrants to purchase Common Stock, preferred stock, depositary shares or debt securities, and units, originally filed with the SEC on April 17, 2023 and declared effective by the SEC on May 2, 2023, as supplemented by a prospectus supplement, filed with the SEC on May 12, 2023, that covered the offer and sale by the Registrant of up to $100,000,000 of Common Stock pursuant to a sales agreement with Jefferies LLC; and

4.	Registration Statement on Form S-3 (File No. 333-271296), registering 3,730,608 shares of Common Stock, originally filed with the SEC on April 17, 2023 and declared effective by the SEC on May 2, 2023.

All share numbers set forth above reflect a 1-for-20 reverse stock split of Common Stock that became effective on March 7, 2023.

The Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, by filing these Post-Effective Amendments, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on December 15, 2025.

Carisma Therapeutics Inc.

By:	/s/ Steven Kelly
Name:	Steven Kelly
Title:	Interim Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.